EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-78075, 333-61617, 333-42890, 333-42976 and 333-88048 of US LEC Corp. on Form S-8, in Registration Statement No. 333-111536 and 333-115545 on Form S-3 of US LEC Corp. and in Registration Statement No. 333-12023 and Nos. 333-120232-01 through 120232-11 on Form S-4 of US LEC Corp., of our report dated March 3, 2006, appearing in this Annual Report on Form 10-K of US LEC Corp. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 3, 2006